Exhibit 10.2

November 1, 2011

Ms. Harriet Sustarsic

3100 Alma Ave.

Manhattan Beach, CA. 90266

Dear Harriet:

The Wet Seal, Inc. is pleased to offer you employment as Executive Vice President and Chief Merchandise Officer for The Wet Seal Division (“Wet Seal” or “the Company”), reporting to Susan McGalla, Chief Executive Officer. You will receive a starting bi-weekly base salary of $15,384.61 (26 pay periods per year). Annually, this figure is $400,000.00. Your start date will be November 28, 2011. Your base salary will be paid to you in accordance with the Company’s standard payroll practices less applicable state and federal withholdings.

The Wet Seal, Inc. is also pleased to offer you $50,000, less applicable state and federal withholdings, to assist with your relocation, such amount to be earned based on your continued employment through the first anniversary of your commencement of employment. Should you voluntarily leave the Company’s employment within the first 12 months of your commencement of employment, you must repay to the Company a pro-rated amount of the relocation assistance provided hereunder, based upon the number of full months of service you provide to the Company prior to your termination of employment. By signing below, you agree that in the event you are required to repay any portion of the relocation assistance amount, the Company may deduct this amount from any salary, bonus, vacation, expense reimbursements or other payments otherwise payable to you at that time.

It is expected that within three (3) months of your first date of employment that you will relocate to within forty (40) miles of the corporate headquarters in Foothill Ranch, California.

Beginning on your start date, we will provide you with three (3) months of temporary housing, in the form of a furnished, one bedroom corporate apartment, at a maximum cost to the Company of $3,000 per month.

You are eligible to participate in the 2012 The Wet Seal, Inc. Corporate Incentive Plan with a current target of 50% of your base salary and with a current stretch opportunity of 100% of your base salary. Plan awards are based on Company financial performance. For additional details, please refer to the plan document.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you an option to purchase 125,000 shares of Wet Seal common stock at the market closing price on your date of hire. These options will vest annually over 3 years beginning on the first anniversary of your grant date, subject to your continued service with the Company through each such vesting date. The options will otherwise be subject to the terms and conditions of the plan pursuant to which they are granted and an option agreement to be entered into between you and the Company.

In addition, while employed hereunder, the Company will provide you with a monthly allowance of $900 for all of your automobile expenses. This allowance shall be payable to you on the regular payroll dates of the Company and shall be prorated for any partial months.

You are eligible to participate in the company’s benefits effective the first day of the month following your start date. Vacation accrues at the rate of three weeks per year, provided, that once you accrue 4.5 weeks of vacation, you will cease to accrue additional vacation time until your accrued vacation balance is reduced below such limit. The Wet Seal operates on a Focal Review cycle. Performance assessments are normally conducted in April of each year and may be pro-rated accordingly. You will be eligible for a merit increase in 2012. Please refer to the employee handbook for further information.

Employment at The Wet Seal, Inc. is on an “at will” basis, which means that either the Company or the employee may terminate the employment relationship at any time for any reason with or without cause or notice. Nothing in this letter alters the “at will” agreement.

In the event of a termination of your employment by the Company without Cause (as defined below) on or before the first anniversary of your start date with the Company, and contingent on your delivering to the Company, and not revoking, an executed release (the “Release”), substantially in the form attached hereto as Exhibit A, within thirty-five (35) days following the date of termination of your employment, provided that the Company has delivered to you the Release for execution within three (3) business days following the date of your termination, you would be entitled to total severance payments equal to six months, or 50%, of your annual base salary at the time of your termination, payable in six (6) equal monthly installments commencing on, or as soon as administratively practicable after, the date the Release is first effective and irrevocable (each such installment shall be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). For purposes of these severance provisions, “Cause” shall mean:

(i)	any act of material misconduct or material dishonesty by you in the performance of your duties for the Company;

(ii)	any willful failure, neglect or refusal by you to perform your duties under your job description or to follow the lawful instructions of the Company’s Board of Directors;

(iii)	any breach by you of your fiduciary duties to the Company or your commission of any fraud or embezzlement against the Company (whether or not a misdemeanor);

(iv)	your being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude;

(v)	your failure to relocate to within forty (40) miles of the corporate headquarters in Foothill Ranch, California, within three (3) months of your first date of employment, and/or

(vi)

your failure to comply with the policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of your fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

This offer is contingent upon proper U.S. work authorization, successful completion of all reference checks, background investigation, and the completion of Wet Seal’s standard package of new hire forms (including Confidentiality/Non-Disclosure and Arbitration Agreements).

I look forward to you joining our team! Please sign your acceptance of this employment opportunity below and return to my attention.

Sincerely,

/s/ Susan McGalla
Susan McGalla
Chief Executive Officer The Wet Seal, Inc.

I accept the terms and conditions of this offer letter.

/s/ Harriet Sustarsic	November 3, 2011
Signature (Harriet Sustarsic)	Date

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